Insider Trading Policy

Copyright © 2024 by Agilysys NV, LLC. All rights reserved. Neither this documentation nor any portion of the contents of this documentation may be reproduced or transmitted in any form or by any means without the prior written permission of Agilysys NV, LLC. This documentation may be changed at any time without notice. This documentation contains confidential information of Agilysys NV, LLC, which may not be used or further disclosed without the prior written permission of Agilysys, NV, LLC. All trademarks and registered trademarks are the property of their respective owners.

Document Revision Date: 3/15/2024

Agilysys, Inc., 3655 Brookside Parkway, Suite 300, Alpharetta, GA 30022 | Phone: 770.810.7800, Toll Free: 800.241.8768 | www.agilysys.com

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NEED FOR THE POLICY

Insider trading. In general, "insider trading" is the purchase or sale of Securities (as defined below) made while in possession of material non-public information about the issuer of the Securities (e.g., Agilysys, Inc.) in breach of a fiduciary duty. Insider trading is regarded as a serious violation of the federal securities laws. The Securities and Exchange Commission ("SEC") has made enforcement of the prohibitions on insider trading a top priority and has considerable resources at its disposal to detect and pursue suspected violators.

Who may be liable. Although individuals remain the primary target of the SEC’s enforcement efforts, liability for insider trading is not limited to individuals. Under the Insider Trading and Securities Fraud Enforcement Act enacted in 1988, companies and other "controlling persons" are potentially liable for insider trading violations by personnel of Agilysys, Inc. (the “Company”) and its subsidiaries. This means that the Company, Directors, or members of senior management could be held liable under federal law for trades made on inside information by a Company employee or contractor.

The consequences. The civil and criminal penalties for insider trading violations can be severe: For individuals who trade on inside information, or who "tip" information to others,

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A civil penalty of up to three times the profit gained, or loss avoided.
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A criminal fine (no matter how small the profit) of up to $5 million; and
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Imprisonment for up to 20 years.

For a company, as well as any other controlling person that fails to take appropriate steps to prevent illegal trading,

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A civil penalty of the greater of approximately $2.3 million (subject to annual increases) or three times the profit gained, or loss avoided as a result of a violation by personnel; and
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A criminal penalty of up to $5 million (and up to $25 million for entities).

The non-legal consequences of insider trading can be as devastating. One can incur significant legal expenses to defend against an SEC insider trading investigation and enforcement proceeding. Even an investigation that does not result in prosecution can irreparably tarnish one’s reputation and damage a career.

This insider trading policy (this “Policy”) has been adopted in response to the state of the law regarding insider trading, and the potential for serious harm to the Company and its personnel for actual or perceived violations of the law. The Policy is intended to provide a mechanism to prevent insider trading by Company personnel, and moreover, to prevent even the appearance of improper conduct by the Company. We have all worked hard over the years to establish the Company’s reputation for integrity and ethical conduct. We cannot afford to have it damaged.

SCOPE OF THE POLICY

Persons Covered. This policy applies to all Directors, officers, and other employees (collectively, “Insiders”) of the Company and its subsidiaries and any contractors, consultants, or other outside parties (“Covered Outsiders”) who have access to material,non-public information regarding the Company. This policy also applies to immediate family members of, and family members who share their household with, an Insider or a Covered Outsider, as well as to any entities that an Insider or Covered Outsider influences or controls, including any corporations, limited liability

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companies, partnerships, or trusts (collectively with Insiders and Covered Outsiders, “Covered Persons”). It is the responsibility of each Insider and Covered Outsider to ensure that these other individuals and entities comply with this Policy.

Applicable Transactions. This Policy applies to any and all trading or other transactions, including gifts, transfers for estate planning purposes, hedging transactions, shorts sells, or any offer to purchase or sell, in (i) the Company's Securities (as defined below) and (ii) the Securities of certain other companies (“Business Partners”), including the Company's customers, vendors, suppliers and any other company with which the Company has contractual relationships or may be negotiating transactions, where the person trading used information about the Business Partner that was obtained in the course of employment with, or the performance of services on behalf of, the Company.

“Securities” means common stock, preferred stock, options, warrants, notes, bonds, convertible securities, derivative securities relating to any of the Company’s or a Business Partner’s securities, and any other securities that the Company or a Business Partner may issue.

STATEMENT OF THE GENERAL POLICY

Covered Persons who possess material non-public information concerning the Company, or concerning a Business Partner where such information is obtained in the course of employment with, or the performance of services on behalf of, the Company, are prohibited from:

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Directly or indirectly buying, selling, or trading or engaging in any transaction involving any Securities of the Company or a Business Partner; and
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Disclosing (also known as "tipping") such material non-public information to others, including family members and friends, who may buy, sell, or trade any Securities of the Company or a Business Partner.

"Material information" means any information that a reasonable investor would regard as important in deciding whether to buy, sell or hold a security. Although the materiality of information will depend on the circumstances of every case, below are some examples of information that would generally be viewed as "material" to the Company or a Business Partner.

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Financial performance, especially anticipated or actual quarterly and year end revenues and earnings, and significant changes in financial performance or liquidity
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Projects and strategic plans
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Declarations of stock splits and dividends
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Potential mergers and acquisitions or the sale of assets or subsidiaries
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New major contracts, product lines, suppliers, customers or finance sources, or the loss of any of these
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Significant product or services pricing changes
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Significant changes in senior management
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Actual or threatened major litigation, or the resolutions of such litigation.
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Proposed strategic alliances or partnering arrangements.
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Proposed issuances of new Securities

"Non-public information" is information about a company that has not yet been widely disseminated to the marketplace through such means as SEC filings, newswire services or financial news services. For purposes of this policy, information that has been so disseminated

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will be considered non-public until the close of trading on the first full day following the public dissemination.

ADDITIONAL TRADING RESTRICTIONS FOR CERTAIN PERSONS

To facilitate compliance with the Company’s general policy and avoid even the appearance of impropriety, the Company has adopted the following, additional restrictions (“Additional Restrictions”) with respect to trading in Company Securities by or on behalf of stockholders who, through their position or status with the Company, have continuing access to material non-public information regarding the Company.

All Directors and officers are required to abide by these Additional Restrictions in addition to the terms of the general policy. These Additional Restrictions also may be imposed from time to time on any other Company employee or Covered Outsider who any elected officer determines has access to such information in the ordinary course of his or her employment or services (collectively with all directors and elected officers, the “Restricted Persons”).

Pursuant to the Company’s general policy, no Covered Person may trade or otherwise effect any transactions in Company Securities if he or she is in possession of material non-public information concerning the Company even during a “trading window” (as defined below).

Trading window. No Restricted Person may trade or otherwise effect transactions in the Company’s Securities except during quarterly “trading windows.” Unless the Company has established a “blackout period” (described below), the trading window will open on the first trading date after the first full day of trading following the Company’s public release of quarterly or year-end earnings and will close at the close of trading on the last trading date that is at least two weeks (14 days) prior to the end of the fiscal quarter.

Blackout periods. The Company may designate blackout periods during which trading in Company Securities is prohibited because of the existence of material non-public information. When a blackout period is in effect, the trading window will remain closed until the Company determines to terminate the blackout period. The Company will provide written notice to all persons to whom these restrictions may apply of any blackout period that has been established and the termination of any blackout period.

Pre-Clearance Procedures.All trades or other transactions by Restricted Persons involving the Company’s Securities, other than excepted transactions set forth below, must be cleared in writing by the Company’s General Counsel prior to the execution of such trades or other transactions. A request for pre-clearance must be submitted in writing to the Company’s General Counsel at least two business days before the proposed trade or other transaction. Such pre-clearance will enable the Company to assure that trades or other transactions are compliant with this Policy and will facilitate timely preparation and submission of any regulatory filings required as a result of such trades.

Expiration of Pre-Clearance. The approval by the Company’s General Counsel of any proposed trade or other transaction pursuant to the pre-clearance procedures set forth above will expire five trading days after receipt of such approval. If the authorized trade or other transaction is not effected within that five-trading day period, the Restricted Person must reapply for approval of the

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proposed trade or other transaction in accordance with the pre-clearance procedures set forth above.

EXCEPTIONS

Stock Option Exercises. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of Company stock through a cash exercise of an option granted under a Company equity compensation plan at its stated exercise price that does not involve the sale of Company Securities to fund the exercise price or tax obligations owed in connection with such exercise. However, any sale of stock acquired through such an exercise would be subject to the trading prohibitions and restrictions set forth in this Policy, including, with respect to Restricted Persons, the Additional Restrictions.

Automatic ESPP Purchases. For Covered Persons eligible to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”), the trading prohibitions and restrictions set forth in this Policy do not apply to purchases of Company stock through periodic, automatic payroll contributions to the ESPP pursuant to a Covered Person’s advance instructions. However, electing to enroll in the ESPP, making any changes in elections under the ESPP and selling any Company stock acquired under the ESPP are subject to the trading prohibitions and restrictions set forth in this Policy, including, with respect to Restricted Persons, the Additional Restrictions.

Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act establishes a safe harbor for liability under Rule 10b-5 for trades or other transactions in the Company’s Securities by persons that are made pursuant to a written plan that was adopted at a time when the person was not aware of material nonpublic information and that meets the requirements of Rule 10b5-1. The trading prohibitions and restrictions set forth in this Policy do not apply to transactions in Company Securities effected in accordance with the provisions of a pre-existing, properly established Rule 10b5-1 trading plan. A properly established Rule 10b5-1 Plan must meet all the requirements set forth in the section below titled “Requirements of Rule 10b5-1 Trading Plans.” Note that the adoption, amendment, or termination of a Rule 10b5-1 trading plan remains subject to the trading prohibitions and restrictions set forth in this Policy, including, with respect to Restricted Persons, the Additional Restrictions.

REQUIREMENTS OF RULE 10B5-1 PLANS

As indicated above, the trading prohibitions and restrictions set forth in this Policy do not apply to transactions in Company Securities effected pursuant to a pre-existing Rule 10b5-1 plan that meets the requirements of Rule 10b5-1 and any additional requirements set forth in this Policy, including the following:

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The plan must be entered into or amended at a time when the person covered by such plan is not aware of material nonpublic information.
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The plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person who entered into the plan must have acted in good faith with respect to the plan.
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With respect to Restricted Persons, such policy must be adopted during an open trading window and be expressly authorized by the Company’s General Counsel. With respect to all Covered Persons, such policy must not be adopted during any blackout period.
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With respect to directors and officers of the Company, such director or officer must provide a written certification at the time of adoption or amendment of the plan that such director or officer (i) is not aware of material nonpublic information about the Company

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or its Securities and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
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The person covered by such plan must not exercise any influence over the amount of Securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance, or delegate discretion on those matters to an independent third party not under such person’s control or influence.
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The plan must provide that trading will not begin until the expiration of the applicable cooling-off period as required by law.
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In general, a person may not have multiple 10b5-1 plans regarding the purchase or sale of the Company’s Securities existing during the same period with the same broker (commonly referred to as “overlapping plans”). A series of separate contracts with different broker-dealers or other agents acting on behalf of such person to execute trades may be treated as a single Rule 10b5-1 plan, provided that all of the individual contracts, when taken together as a whole, meet the applicable conditions and remain subject to Rule 10b5-1.

CONSEQUENCES OF POLICY VIOLATIONS

You are responsible for adhering to the provisions and procedures of the Policy. Your failure to do so may result in disciplinary or other action by the Company, including, without limitation, your dismissal for cause.

Please direct any questions regarding the application of the Policy to the Company’s General Counsel.

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